Exhibit __._

COMPUTATION OF EARNINGS (LOSS) PER SHARE



First Ecom.com
Year ended 31 December 1999
Computation of loss per share

                                              No of days      Weighted average
Date                     Shares issued        outstanding     No. of shares



1-Jan-99                  4,000,000            365             4,000,000
28-Jan-99                 8,000,000            338             7,408,219
28-Jan-99                    40,000            338                37,041
3-Mar-99                    500,000            304               416,438
8-Sep-99                    166,667            115                52,512
26-Nov-99                 1,000,000             36                98,630
23-Dec-99                 1,250,000              9                30,822

Total (Basic)            14,956,667                           12,043,662


Loss for the year                                            $ 6,788,885

Loss per share - basic                                             $0.56